Exhibit 99.1
VSE Reports Financial Results for Third Quarter 2018
Operating Income Increases in Third Quarter

Alexandria, Virginia, October 30, 2018 - VSE Corporation (Nasdaq: VSEC) reported the following unaudited consolidated financial results for the third quarter of 2018.

CEO Commentary
"Our operating income increase for the third quarter of 2018, as compared to 2017, was driven primarily by our Federal Services Group,” said Maurice “Mo” Gauthier, VSE President and CEO. “We improved our margins on some Federal programs, reduced costs, and sold an IT services prime contract, which we continue to perform as a subcontractor.”

Mr. Gauthier continued, “Our Aviation Group, which has shown growth on both new and existing lines of business, also contributed to our higher operating income. Our Singapore operation, which began in the second quarter, continues to build on early positive results. Despite an increase in inventory due to new commercial initiatives, we have experienced an increase in free cash flow this quarter. We continue to keep our total debt at reasonable levels and remain well positioned to pursue further strategic initiatives.”

Third Quarter Results (unaudited)

(in thousands, except per share data)
	Three months ended September 30,			Nine months ended September 30,
	2018	2017	% Change	2018	2017	% Change
Revenues	$168,931	$174,164	(3.0)%	$516,222	$565,318	(8.7)%
Operating income	$15,697	$12,237	28.3%	$41,145	$41,438	(0.7)%
Net income	$10,034	$6,639	51.1%	$25,837	$21,739	18.9%
EPS (Diluted)	$0.92	$0.61	50.8%	$2.37	$2.00	18.5%

Financial Information
Revenues were $168.9 million in the third quarter of 2018 compared to $174.2 million in the third quarter of 2017. For the first nine months, revenues were $516.2 million in 2018 compared to $565.3 million in 2017. These decreases were primarily attributable to a reduction in work in our Federal Services Group.

Operating income was $15.7 million for the third quarter of 2018 compared to $12.2 million in the third quarter of 2017. For the first nine months, operating income was $41.1 million in 2018 and $41.4 million in 2017. The operating income increase for the quarter was primarily attributable to a sale of an IT services contract, a loss recorded in 2017 attributable to a completed contract and other increases from our Federal Services and Aviation groups.

Net income was $10.0 million for the third quarter of 2018, or $0.92 per diluted share, compared to $6.6 million, or $0.61 per diluted share for the third quarter of 2017. Net income was $25.8 million for the first nine months of 2018, or $2.37 per diluted share, compared to $21.7 million, or $2.00 per diluted share for the first nine months of 2017. The increase in net income for the quarter was due to an increase in our overall operating income and a reduction to the Federal Income Tax rate due to the enactment of the Tax Cuts and Jobs Act in December 2017.

Bookings in our Federal Services Group were $284 million for the first nine months of 2018 compared to revenue for this group of $252 million. Funded contract backlog at September 30, 2018 was $345 million, compared to $338 million at June 30, 2018 and $403 million at September 30, 2017.

Operational Highlights

•
Our Federal Services Group received several delivery orders to provide services under its Foreign Military Sales (FMS) support contract by the Naval Sea Systems Command (NAVSEA) International Fleet Support Program Office. We will provide maritime program support including logistics, planning, repair and maintenance management, supply support, technical assistance, training and engineering support to four of our allied countries. The combined funded value for all delivery orders is approximately $40.8 million.

•
Our Federal Services Group received task order awards to provide the U.S. Department of Justice (DOJ) with various maritime logistics support services, including operations management of the vessels and their crew, upkeep of maintenance requirements, ship relocations and marketing efforts. The combined funded value for the DOJ International Asset Recovery Support Services (IARSS) Time & Materials (T&M) task orders is approximately $4.3 million for the third quarter and $9.2 million year to date.

•
Our Federal Services Group was selected as a prime contractor for the Department of Army’s Responsive Strategic Sourcing for Services (RS3) multiple award Indefinite Delivery/Indefinite Quantity (IDIQ) contract by the Army Contracting Command, Aberdeen Proving Ground. This contract has a 10-year base ordering period and one five-year optional ordering period and a total combined ceiling for all awardees over 15 years of $37.4 billion.

•
We completed the sale of an IT services contract we had been awarded by the National Institutes of Health (NIH) for $1.7 million to a company with more extensive IT client relationships. We were able to retain the work we are currently performing as a subcontractor and will have access to the contract for future potential work.

•	VSE Aviation was awarded seven Honeywell T53 helicopter engine conversions under our State Department contract with an estimated value of approximately $4.2 million.

Non-GAAP Financial Disclosure
The non-GAAP Financial Information (unaudited) listed below is not calculated in accordance with U.S. generally accepted accounting principles (GAAP) under SEC Regulation G.  These non-GAAP financial measures consist of EBITDA and Adjusted EBITDA. We consider these non-GAAP financial measures an important indicator of performance and useful metrics for management and investors to evaluate our business' ongoing operating performance on a consistent basis across reporting periods. These adjusted financial measures are intended to highlight non-operational, unusual or non-recurring items. They should not, however, be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

EBITDA represents net income before interest expense, income taxes, amortization of intangible assets and depreciation and other amortization. Adjusted EBITDA represents EBITDA (as defined above) adjusted for the gain on sale of the IT services contract.

Non-GAAP Financial Information (unaudited)

(in thousands)	Three Month Results			Nine Month Results
	2018	2017	% Change	2018	2017	% Change
Net Income	$10,034	$6,639	51%	$25,837	$21,739	19%
Interest Expense	2,340	2,347	—%	6,697	7,158	(6)%
Income Taxes	3,323	3,251	2%	8,611	12,541	(31)%
Amortization of Intangible Assets	4,005	4,005	—%	12,013	12,013	—%
Depreciation and Other Amortization	2,256	2,375	(5)%	6,971	7,571	(8)%
EBITDA	$21,958	$18,617	18%	$60,129	$61,022	(1)%
Gain on Sale of IT Contract	(1,700)	—		(1,700)	—
Adjusted EBITDA	$20,258	$18,617	9%	$58,429	$61,022	(4)%

Capital Expenditures
Purchases of property and equipment were $2.5 million for the first nine months of 2018 compared to $2.4 million for the first nine months of 2017.

About VSE
Established in 1959, VSE is a diversified products and services company providing logistics solutions with integrity, agility, and value. VSE is dedicated to making our federal and commercial clients successful by delivering innovative solutions for vehicle, ship, and aircraft sustainment, supply chain management, platform modernization, mission enhancement, and program management, and providing energy, IT, and consulting services. For additional information regarding VSE services and products, please see the Company's web site at www.vsecorp.com or contact Christine Kaineg, VSE Investor Relations, at (703) 329-3263.

Please refer to the Form 10-Q that will be filed with the Securities and Exchange Commission (SEC) on or about October 31, 2018 for more details on our 2018 third quarter results. Also, refer to VSE’s Annual Report on Form 10-K for the year ended December 31, 2017 for further information and analysis of VSE’s financial condition and results of operations. VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE’s public filings for additional discussion about the status of customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management’s discussion of short and long term business challenges and opportunities.

Safe Harbor
This news release contains statements that to the extent they are not recitations of historical fact, constitute “forward looking statements” under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE’s public filings with the SEC.

VSE Financial News Contact: Christine Kaineg -- (703) 329-3263.

VSE Corporation and Subsidiaries

Unaudited Consolidated Balance Sheets
(in thousands except share and per share amounts)

	September 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$889	$624
Receivables, net	55,512	55,760
Unbilled receivables, net	35,771	42,577
Inventories, net	166,486	132,591
Other current assets	13,933	16,988
Total current assets	272,591	248,540

Property and equipment, net	51,192	55,146
Intangible assets, net	98,896	110,909
Goodwill	198,622	198,622
Other assets	15,766	15,796
Total assets	$637,067	$629,013

Liabilities and Stockholders' equity
Current liabilities:
Current portion of long-term debt	$9,466	$6,960
Accounts payable	48,219	66,015
Accrued expenses and other current liabilities	36,282	40,243
Dividends payable	870	759
Total current liabilities	94,837	113,977

Long-term debt, less current portion	165,393	165,614
Deferred compensation	18,649	16,323
Long-term lease obligations, less current portion	19,344	20,581
Deferred tax liabilities	18,337	19,423
Total liabilities	316,560	335,918

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.05 per share, authorized 15,000,000 shares; issued and outstanding 10,881,106 and 10,838,747, respectively	544	542
Additional paid-in capital	26,490	24,470
Retained earnings	292,930	267,902
Accumulated other comprehensive income	543	181
Total stockholders' equity	320,507	293,095
Total liabilities and stockholders' equity	$637,067	$629,013

VSE Corporation and Subsidiaries

Unaudited Consolidated Statements of Income
(in thousands except share and per share amounts)

	For the three months ended September 30,		For the nine months ended September 30,
	2018	2017	2018	2017
Revenues:
Products	$85,886	$82,314	$264,678	$260,585
Services	83,045	91,850	251,544	304,733
Total revenues	168,931	174,164	516,222	565,318

Costs and operating expenses:
Products	72,256	68,678	222,816	217,606
Services	77,810	88,989	239,536	293,083
Selling, general and administrative expenses	863	255	2,412	1,178
Amortization of intangible assets	4,005	4,005	12,013	12,013
Total costs and operating expenses	154,934	161,927	476,777	523,880

Gain on sale of contract	1,700	—	1,700	—

Operating income	15,697	12,237	41,145	41,438

Interest expense, net	2,340	2,347	6,697	7,158

Income before income taxes	13,357	9,890	34,448	34,280

Provision for income taxes	3,323	3,251	8,611	12,541

Net income	$10,034	$6,639	$25,837	$21,739

Basic earnings per share	$0.92	$0.61	$2.38	$2.01

Basic weighted average shares outstanding	10,881,106	10,838,435	10,874,331	10,833,237

Diluted earnings per share	$0.92	$0.61	$2.37	$2.00

Diluted weighted average shares outstanding	10,935,112	10,856,675	10,916,989	10,855,983

Dividends declared per share	$0.08	$—	$0.23	$0.13

VSE Corporation and Subsidiaries

Unaudited Consolidated Statements of Cash Flows
(in thousands)

	For the nine months ended September 30,
	2018	2017
Cash flows from operating activities:
Net income	$25,837	$21,739
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,984	19,584
Deferred taxes	(1,733)	(1,947)
Stock-based compensation	2,146	1,935
Gain on sale of contract	(1,700)	—
Changes in operating assets and liabilities:
Receivables, net	738	16,154
Unbilled receivables, net	11,298	12,190
Inventories, net	(36,448)	815
Other current assets and noncurrent assets	3,518	(3,392)
Accounts payable and deferred compensation	(14,972)	(42,441)
Accrued expenses and other current liabilities	(3,010)	15,916
Long-term lease obligations	(1,237)	(1,042)

Net cash (used in) provided by operating activities	3,421	39,511

Cash flows from investing activities:
Purchases of property and equipment	(2,522)	(2,387)
Proceeds from the sale of property and equipment	51	689
Proceeds from the sale of contract	1,700	—

Net cash used in investing activities	(771)	(1,698)

Cash flows from financing activities:
Borrowings on loan agreement	468,949	258,657
Repayments on loan agreement	(465,521)	(292,913)
Payment of debt financing costs	(1,702)	—
Payments on capital lease obligations	(1,077)	(954)
Payments of taxes for equity transactions	(641)	(500)
Dividends paid	(2,393)	(2,059)

Net cash provided by (used in) financing activities	(2,385)	(37,769)

Net (decrease) increase in cash and cash equivalents	265	44
Cash and cash equivalents at beginning of period	624	428
Cash and cash equivalents at end of period	$889	$472